AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is entered into by and between GEORGE BABICH, JR. (“Executive”), and CHECKPOINT SYSTEMS, INC., a corporation organized and existing under the laws of the Commonwealth of Pennsylvania (“Company”) on this 31st day of December, 2014.

WHEREAS, Executive has served as the Company’s President and Chief Executive Officer since February 4, 2013; and

WHEREAS, the Board of Directors of Company (“Board of Directors”) wishes to retain the continued services of Executive in those capacities on the terms set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, and intending to be legally bound, the parties, subject to the terms and conditions set forth herein, agree as follows:

1. EMPLOYMENT AND TERM.  Executive hereby agrees to continue his employment as President and Chief Executive Officer of Company effective as of January 1, 2015 (the “Commencement Date”).  By executing this Agreement the Company confirms that the Board of Directors has approved this Agreement. The term of Executive’s employment as President and Chief Executive Officer under this Agreement (the “Term”) shall be the period commencing on the Commencement Date and ending after the close of business on January 2, 2017.

2. DUTIES.  During the Term, Executive will have the titles of President and Chief Executive Officer of Company. Executive shall report exclusively to and receive instructions from Company’s Board of Directors and shall have such duties and responsibilities customary for the positions of president and chief executive officer of public companies similarly situated. Without limitation, Executive shall have full authority and discretion relating to the general and day-to-day management of the affairs of the Company including, but not limited to, finances and other financial matters, compensation matters (other than with respect to the compensation of Executive himself and the other executive officers of the Company which shall be determined by the Compensation Committee of the Board of Directors), personnel matters (other than such matters that relate to Executive himself), budgeting, operations, intellectual property, investor relations, retention of professionals and strategic planning and implementation. Executive will be the most senior executive officer of the Company and all other executives and businesses of the Company will report to Executive or his designee. The foregoing language shall not be construed so as to limit the duties and responsibilities of the Board of Directors as described in the Company’s Articles of Incorporation and Bylaws.

3. OTHER BUSINESS ACTIVITIES.  Executive shall serve the Company faithfully and shall devote his reasonable best efforts and substantially all of his business time, attention, skill and efforts to the performance of the duties required by or appropriate for his position as President and Chief Executive Officer. In furtherance of the foregoing, and not by way of limitation, for so long as he remains President and Chief Executive Officer of Company, Executive shall not directly or indirectly engage in any other business activities or pursuits, except for those arising from positions held as of the date hereof as a director or otherwise with charitable or business organizations, as identified by Executive to the Board of Directors or such other activities as would not interfere with Executive’s ability to carry out his duties under this Agreement. Notwithstanding the foregoing, Executive shall be permitted to engage in activities in connection with (i) service as a volunteer, officer or director or in a similar capacity of any charitable or civic organization, (ii) managing personal investments, and (iii) serving as a director, executor, trustee or in another similar fiduciary capacity for a non-commercial entity; provided, however, that any such activities do not interfere with Executive’s performance of his responsibilities and obligations pursuant to this Agreement.

4. BASE SALARY.  The Company shall pay Executive a salary at the annual rate of Eight Hundred and Fifty Thousand Dollars ($850,000.00) (the “Base Salary”), payable pursuant to the Company’s normal practice, but no less frequently than monthly. The Base Salary shall be inclusive of all applicable income, Social Security and other taxes and charges which are required by law or requested to be withheld by Executive and which shall be withheld and paid in accordance with Company’s normal payroll practice for its senior management as in effect from time to time.

5. ANNUAL INCENTIVE COMPENSATION.  Executive shall be eligible for an annual cash bonus of up to one hundred percent (100%) of Base Salary upon achievement of the targeted annual goals and objectives established by the Board of Directors in advance of or as soon as practicable following the commencement of each fiscal year of the Company.  The goals and objectives established by the Board of Directors for any year shall make provision for a maximum bonus of up to one hundred and fifty percent (150%) of Base Salary upon achievement of specified goals and objectives beyond the target level.  The Board of Directors shall consult with Executive in the development of targeted annual goals and objectives but shall have absolute discretion to establish same.  Any compensation payable to Executive pursuant to this Section shall be paid in cash to Executive during the calendar year following the applicable performance year but in any event no later than the date of publication of the Company’s audited financial statements for the prior fiscal year, whether or not Executive is then employed by the Company, except as otherwise expressly limited in this Agreement.

6. EQUITY INCENTIVES.  In addition to such other long term incentive opportunities which may be established by the Board of Directors for Executive as part of a Company-wide long term incentive program, Executive shall be granted two hundred thousand (200,000) restricted stock units with respect to the Company’s common stock (the “RSUs”), subject to the terms and conditions set forth in this Agreement and the shareholder approved plan or plans under which the RSUs are granted, and subject to his continued service as President and Chief Executive Officer as of the respective dates of grant of the RSUs as set forth herein.  As of January 1, 2015, Executive shall be granted the lesser of seventy thousand (70,000) RSUs or that number of RSUs equal to one million dollars ($1,000,000) divided by the price of the Company’s common stock at the close of the preceding trading day.  These RSUs shall become vested on December 31, 2015, subject to Executive’s continued service as President and Chief Executive Officer through that date.  As of January 1, 2016, Executive shall be granted the lesser of seventy thousand (70,000) RSUs or that number of RSUs equal to one million dollars ($1,000,000) divided by the price of the Company’s common stock at the close of the preceding trading day.  These RSUs shall become vested on December 31, 2016, subject to Executive’s continued service as President and Chief Executive Officer through that date.  As of January 2, 2017, Executive shall be granted the lesser of that number of RSUs equal to two hundred thousand (200,000) minus the sum of the RSUs previously granted pursuant to the foregoing provisions of this Section 6 or that number of RSUs equal to one million dollars ($1,000,000) divided by the price of the Company’s common stock at the close of the preceding trading day.  These RSUs shall be immediately vested upon grant.  Notwithstanding the foregoing, in the event that Executive is not employed on January 1, 2016 or January 2, 2017, on account of death, Disability, termination by the Company other than for Cause or by Executive for Good Reason, the following shall occur:  (a) If death or such other employment termination occurs prior to January 1, 2016, Executive (or his estate) shall receive as of January 1, 2016 that number of fully vested shares of the Company’s common stock equal to the lesser of (i) one hundred thousand (100,000) minus the number of RSUs previously granted, or (ii) one million dollars ($1,000,000) divided by the price of the Company’s common stock as of the close of the preceding trading day; or (b) if death or such other employment termination occurs on or after January 1, 2016 but prior to January 2, 2017, Executive (or his estate) shall receive as of January 2, 2017 that number of fully vested shares of the Company’s common stock equal to the lesser of (i) two hundred thousand (200,000) minus the number of RSUs previously granted, or (ii) one million dollars ($1,000,000) divided by the price of the Company’s common stock as of the close of the preceding trading day.   The Company may elect to distribute cash having a value equal to all or a portion of any shares deliverable pursuant to the preceding sentence.

7. OTHER BENEFITS.

(a) PENSION PLANS. Executive shall be entitled to participate in all tax- qualified and non-tax-qualified pension plans maintained or contributed to by Company or for the benefit of its executives (collectively, the “Company Pension Plans”), in accordance with the terms of such Company Pension Plans as they may be amended from time to time in the discretion of the Company.

(b) MEDICAL INSURANCE. During the Term of this Agreement, Executive shall be entitled to participate in any medical and dental insurance plans generally available to the senior management of Company, as such plans may be in effect from time to time.

(c) OTHER BENEFIT PLANS. Executive shall be entitled to receive or participate in such further savings, deferred compensation, health or welfare benefit plans offered to Company’s senior management generally, in accordance with the terms of such plans as they may be amended from time to time in the discretion of the Company.

(d) PERQUISITES; EXPENSES. The Company agrees to promptly reimburse Executive for all reasonable business expenses incurred by Executive in performing his duties pursuant to this Agreement, in accordance with Company’s reimbursement policies generally applicable to senior management. During the Term of this Agreement, Company agrees to provide Executive with such perquisites as are generally made available to senior management from time to time, including the perquisites provided as of the date the Board of Directors approves this Agreement.

(e) VACATION. Executive shall be entitled to six (6) weeks paid vacation annually, and to cash compensation in respect of accrued but unused vacation days if Executive is terminated under the terms hereof, for the calendar year in which such termination occurs.

(f) SEVERANCE UPON EXPIRATION OF TERM.  If the Board of Directors elects not to offer an opportunity to Executive to extend the terms of this Agreement on comparable terms for at least two (2) additional years, this Agreement and Executive’s employment shall be terminated as of the end of the Term and Executive’s termination of employment shall be considered a Termination Without Cause for purposes of Section 10.2 of this Agreement.  The comparability of such terms shall be determined without regard to this Section 7(f), such that no provision comparable to this Section 7(f) need be included within such terms for them to be considered comparable to the provisions of this Agreement.  Executive’s termination of employment upon expiration of the Term under any other circumstances shall be considered a termination by Executive without Good Reason for purposes of this Agreement.

8. NONDISCLOSURE OF CONFIDENTIAL INFORMATION.

(a) Executive and Company acknowledge that Executive will, in the course of his employment, come into possession of confidential, proprietary business and technical information, and trade secrets of Company and its Affiliates (the “Proprietary Information”). Proprietary Information includes, but is not limited to, the following:

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BUSINESS PROCEDURES.  All information concerning the way Company and its Affiliates conduct their business, which is not publicly available or generally known in the industry or trade in which Company or its Affiliates compete (such as Company contracts, internal business procedures, controls, plans, licensing techniques and practices, supplier, subcontractor and prime contractor names and contacts and other vendor information, computer system passwords and other computer security controls, financial information, distributor information, and employee data) and the physical embodiments of such information (such as check lists, samples, service and operational manuals, contracts, proposals, printouts, correspondence, forms, listings, ledgers, financial statements, financial reports, financial and operational analyses, financial and operational studies, management reports of every kind, databases, employment or personnel records, and any other written or machine-readable expression of such information as are filed in any tangible media).

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MARKETING PLANS AND CUSTOMER LISTS.  All information which is not publicly available or generally known in the industry or trade in which Company or its Affiliates compete pertaining to Company’s and its Affiliates’ marketing plans and strategies; forecasts and projections; marketing practices, procedures and policies; goals and objectives; quoting practices, procedures and policies; and customer data including the customer list, contracts, representatives, requirements and needs, specifications, data provided by or about prospective customers, and the physical embodiments of such information.

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BUSINESS VENTURES.  All information which is not publicly available or generally known in the industry or trade in which Company or its Affiliates compete concerning new product development, negotiations for new business ventures, future business plans, and similar information and the physical embodiments of such information.

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SOFTWARE.  All information relating to Company’s and its Affiliates’ software or hardware in operation or various stages of research and development, which is not publicly available or generally known in industry or trade in which Company or its Affiliates compete and the physical embodiments of such information.

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LITIGATION.  Information which is not publicly available or generally known in the industry or trade in which Company or its Affiliates compete regarding litigation and potential litigation matters and the physical embodiments of such information.

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POLICY INFORMATION.  Information which is not publicly available or generally known in the industry or trade in which the Company competes regarding the policies and positions that have been or will be advocated by Company and its Affiliates with governmental officials, the views of government officials toward such policies and positions, and the status of any communications that Company or its Affiliates may have with any government officials.

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INFORMATION NOT GENERALLY KNOWN.  Any information which (a) is not available to the public or within the industry or trade in which Company or its Affiliates compete, (b) gives Company or its Affiliates a significant advantage over its or their competitors, or (c) has significant economic value or potentially significant economic value to Company or its Affiliates, including the physical embodiments of such information.

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“Proprietary Information” does not include (i) information which at the time of disclosure or thereafter is in the public domain or is known within the industry trade group in which Company operates or is already possessed by Executive, free of any confidentiality obligation, (ii) information disclosed to Executive in good faith by a third party who has an independent right to such information and who discloses the same to Executive, free of any confidentiality obligation, (iii) information which is independently developed by Executive, (iv) information which the Company generally discloses to third parties without imposing obligations of confidentiality thereon, and (v) information known by Executive prior to entering into this Agreement.

(b) Executive acknowledges that the Proprietary Information is a valuable and unique asset of Company and its Affiliates. Executive agrees that he will not, at any time during his employment or for a period of five (5) years after the termination of his employment with Company, without the prior written consent of Company or its Affiliates, as applicable, either directly or indirectly divulge any Proprietary Information for his own benefit or for any purpose other than the exclusive benefit of Company and/or its Affiliates, or except as required by applicable law or in any judicial or administrative process with subpoena powers.

9. AGREEMENT NOT TO COMPETE.

(a) Executive agrees that he shall not compete with Company or its Affiliates for the Restricted Period. The Restricted Period is defined as the period beginning on the date hereof and ending (i) if Executive is terminated for Cause (as defined in Section 10.4(a)) or Executive terminates this Agreement Without Good Reason (as defined in Section 10.2(b)), on the date which is twenty-four (24) months following the date of termination, (ii) if this Agreement is terminated by the Company for any reason other than Cause or Executive for Good Reason, on the date which is twelve (12) months following such termination, and (iii) if this Agreement terminates due to the expiration of the Term, on the date which is twelve (12) months following the expiration of the Term.

(b) For the purposes of this Section 9, “compete” shall mean directly or indirectly through one or more intermediaries (i) working or serving as a director, officer, employee, consultant, agent, representative, or in any other capacity, with or without compensation, on behalf of one or more entities engaged in the Company’s Business (as defined below) in any country where Company (including any Affiliate) either engages in the Company’s Business at the time of Executive’s termination or where Company’s senior management, at the time of Executive’s termination, has developed a business plan or taken affirmative steps to engage in the Company’s Business, (ii) soliciting any employees of the Company other than a general solicitation via any communication medium directed generally to the public at large or to industry participants or if Executive’s employer solicited such employee without input or encouragement from Executive, and/or (iii) inducing any customer or business partner of the Company to breach a contract with the Company or otherwise cease doing business with the Company or any principal for whom the Company acts as agent to terminate such agency relationship. For purposes of this provision, the term “the Company’s Business” shall mean any business activity or line of business similar to the type of business conducted by Company, and/or its Affiliates at the time of Executive’s termination of employment or which Company, and/or its Affiliates at the time of Executive’s termination of employment or within one year prior thereto have developed a business plan or taken affirmative steps to enter into or conduct. Executive expressly agrees that the markets served by Company and its Affiliates extend worldwide and are not dependent on the geographic location of the executive personnel or the businesses by which they are employed and that the restrictions set forth in this Section 9 are reasonable and are no greater than are required for the protection of Company, and its Affiliates. For purposes of this Agreement, the term “Affiliate” shall be deemed to refer to Company and any entity (whether or not existing on the date hereof) controlled (i.e., more than 50% of the voting power) by the Company.

10. TERMINATION.  Executive’s employment hereunder may be terminated during the Term upon the occurrence of any one of the events described in this Section 10 upon fifteen days prior written notice to Executive. Upon termination, Executive shall be entitled only to such compensation and benefits as described in this Section 10.

10.1. DISABILITY AND DEATH.

(a) DISABILITY.  If Executive becomes physically or mentally disabled to such an extent that he has not been able to perform the duties set forth in Section 2 of this Agreement, with or without a reasonable accommodation, for a period of more than 180 days, either consecutively or within any 365-day period (“Disability”), Company may terminate Executive’s employment hereunder. The determination of whether Executive has a Disability under this Agreement shall be made by the Board of Directors, which shall consider the information presented by Executive’s personal physician and by any other advisors, including any other physician, which the Board of Directors determines appropriate.

The determination of the Board of Directors shall be final and binding, unless it is determined to have been arbitrary and capricious. If the employment of Executive terminates during the Term due to the Disability of Executive, Company shall provide to Executive (i) whatever benefits are available to him under any disability benefit plan(s) applicable to him at the time of such termination to the extent Executive satisfies the requirements of such plan(s), and (ii) the payments set forth in Section 10.1.(c).

(b) DEATH.  If Executive dies during the Term, Company shall pay to Executive’s executors, legal representatives or administrators the payments set forth in Section 10.1.(c). Except as specifically set forth in this Section 10.1 or under applicable laws, Company shall have no liability or obligation hereunder to Executive’s executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through him by reason of Executive’s death, except that Executive’s executors, legal representatives or administrators will be entitled to receive any death benefit payable to them as beneficiaries under any insurance policy or other benefits plans in which Executive participates as an employee of Company and to exercise any rights afforded them under any benefit plan then in effect.

(c) PAYMENT UPON DISABILITY OR DEATH.  Upon termination of the employment of Executive due to death or Disability during the Term, Company shall pay an amount equal to all accrued but unpaid Base Salary through the date of termination of employment, plus a pro-rated portion of the cash bonus awarded to Executive for the year preceding the year of termination, based on the date of termination, and all previously-granted RSUs shall become vested to the extent they are not already vested.

10.2. TERMINATION BY COMPANY WITHOUT CAUSE; TERMINATION BY EXECUTIVE FOR GOOD REASON.

(a) TERMINATION BY COMPANY WITHOUT CAUSE.  The Company may terminate Executive’s employment hereunder at any time for any reason other than Cause, Disability or Death upon thirty (30) days written notice to Executive (“Termination Without Cause”).

(b) TERMINATION BY EXECUTIVE FOR GOOD REASON. Executive may terminate his employment hereunder at any time for Good Reason (“Termination for Good Reason”). For purposes of this Agreement, Good Reason shall mean (i) a material reduction in the titles, duties, position, authority or responsibilities of Executive; (ii) a reduction in Executive’s Base Salary or incentive compensation bonus opportunity as set forth in Section 5 hereof or a material reduction in Executive’s compensation arrangements or benefits; (iii) a substantial failure of Company to perform any material provision of this Agreement; or (iv) a relocation of Company’s executive offices to a distance of more than fifty (50) miles from its location as of the date of this Agreement, unless such relocation results in Company’s executive offices being closer to Executive’s then primary residence or does not substantially increase the average commuting time of Executive.

(c) In the event of a Termination Without Cause or a Termination For Good Reason, all previously-granted RSUs shall become vested to the extent not already vested, and the Company shall pay to Executive within forty-five (45) days after termination a cash payment (the “Severance Payment”) in an amount equal to (i) all accrued but unpaid Base Salary through the date of termination of employment, plus (ii) two years’ Base Salary, plus (iii) two times the amount of the cash bonus awarded to Executive for the year preceding the year of termination.

(d) In the event of a Termination Without Cause or a Termination For Good Reason within twelve (12) months following a Change in Control (as defined below), all previously-granted RSUs shall become vested to the extent not already vested, and the Severance Payment shall be an amount equal to (i) all accrued but unpaid Base Salary through the date of termination of employment, plus (ii) two and one-half (2.5) years’ Base Salary, plus (iii) two times the amount of the cash bonus awarded to Executive for the year preceding the year of termination.

(e) For the number of months of base salary to be paid under this Section 10.2, Executive shall continue to participate, on the same terms and conditions as are in effect immediately prior to Termination Without Cause or Termination For Good Reason, in Company’s health and medical plans provided to the Executive pursuant to Section 7(b). In order for Executive to receive such continued coverage, Executive shall pay to Company on the last day of each month preceding the month that the health and medical coverage continuation shall be provided, the full cost of the monthly premiums equal to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") cost of continued health and medical coverage under the health and medical plans of Company. The first such payment shall be paid to Company on the last day of the month in which date of the Executive's termination occurs. Executive shall receive a monthly reimbursement payment (each such payment, a "Monthly Health Payment") during the period of coverage, on the first payroll date of each month, equal to the monthly COBRA cost of continued health and medical coverage under the health and medical plans of Company, less the amount that Executive would be required to contribute for health and medical coverage if Executive were an active employee. The Monthly Health Payments under this subsection (e) shall commence on the first payroll date occurring in the month following the month in which the date of the Executive's termination occurs and shall continue for the period for which base salary is paid under this Section 10.2.  The COBRA continuation coverage period under section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) shall begin coincident with the first day of the month following the month in which the Executive's termination occurs. Anything herein to the contrary notwithstanding, the Employer shall have no obligation to continue to maintain any plan, program or level of benefits solely as a result of this Agreement.

(f) This Agreement is intended to comply with section 409A of the Code and its corresponding regulations, or an exemption, and payments may only be made under this Agreement upon an event and in a manner permitted by section 409A, to the extent applicable.  Severance benefits under the Agreement are intended to be exempt from section 409A under the “short-term deferral” exception, to the maximum extent applicable, and then under the “separation pay” exception, to the maximum extent applicable.  Notwithstanding Section 10.2(c)  and (d) above, the payment to the Executive set forth therein (but not the vesting of RSUs), shall be delayed in accordance with this Subsection (f) if necessary to comply with Section 409A of the Code, thereby avoiding adverse tax consequences to the Executive pursuant to Section 409A of the Code. The six (6)-month delay described in the preceding sentence shall be necessary if (i) the Executive is a specified employee (“Specified Employee”) (within the meaning of Section 409A of the Code) as of the date of his termination pursuant to this Section 10.2, and (ii) the

Executive’s termination of employment pursuant to this Section 10.2 is not deemed to result from an involuntary separation from service (within the meaning of Section 409A of the Code).

10.3. CHANGE IN CONTROL.  For purposes of this Agreement, “Change in Control” shall mean an occurrence of one or more of the following events:

(i)
an acquisition of any voting securities of Company (the “Voting Securities”) by any “person” or “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) other than an employee benefit plan of Company, immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of more than fifty percent (50%) of the combined voting power of Company’s then outstanding Voting Securities;

(ii)
within any 18-month period, the individuals who were directors of the Company as of the date the Board of Directors approved this Agreement (the “Incumbent Directors”) ceasing for any reason other than death, disability, retirement or by reason of the plan adopted by the Board of Directors on even date herewith to expand the number of members of the Board to constitute at least a majority of the Board of Directors, provided that any director who was not a director as of the date the Board of Directors approved this Agreement shall be deemed to be an Incumbent Director if such director was appointed or nominated for election to the Board of Directors by, or on the recommendation or approval of, at least a majority of directors who then qualified as Incumbent Directors, provided further that any director appointed or nominated to the Board of Directors to avoid or settle a threatened or actual proxy contest shall in no event be deemed to be an Incumbent Director;

(iii)
satisfaction of all conditions to a merger, consolidation, or reorganization involving Company that results or would result in the stockholders of Company immediately before such merger, consolidation or reorganization owning, directly or indirectly, immediately following such merger, consolidation or reorganization, less than fifty percent (50%) of the combined voting power of the corporation which survives such transaction as the ultimate parent entity, unless such merger, consolidation or reorganization is not thereafter consummated; or

(iv)	a sale of all or substantially all of the assets of Company.

10.4. TERMINATION FOR CAUSE; TERMINATION BY EXECUTIVE WITHOUT GOOD REASON.

(a) TERMINATION FOR CAUSE. The Company may terminate the employment of Executive for Cause at any time during the Term. For purposes of this Agreement, Cause shall mean that Executive has committed an act of Misconduct (as defined below) or that there has been a willful and continuing failure of Executive to substantially perform his obligations under this Agreement, other than as a result of Executive’s death or Disability, following receipt of written notice requesting such performance and notifying Executive of the specifics regarding such failure to perform. For purposes of this Agreement, “Misconduct” shall mean: (i) embezzlement, fraud, or breach of fiduciary duty by Executive, in each case, with respect to the Company; (ii) personal dishonesty of Executive materially injurious to the Company; (iii) an unauthorized and intentional disclosure of any Proprietary Information in breach of Executive’s duty of loyalty; (iv) conviction of, or entering a plea of nolo contendere or guilty to, a felony criminal offense; or (v) competing with the Company while employed by the Company or during the Restricted Period, in contravention of Section 9.

(b) TERMINATION BY EXECUTIVE WITHOUT GOOD REASON. Executive may terminate his employment hereunder at any time without Good Reason (as defined in Section 10.2(b)).

(c) In the event Executive’s employment with Company is terminated by Company for Cause or by Executive without Good Reason, Executive shall receive all accrued but unpaid Base Salary, and benefits as of the effective date of Termination. In the event Executive’s employment with Company is terminated by the Company for Cause or by Executive during the Term of this Agreement without Good Reason, Executive shall forfeit all unvested RSUs granted under this Agreement.

10.5. POSSIBLE CUT-BACK.  Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that receipt of all payments or distributions from Company, or its Affiliates, to Executive in the nature of compensation, whether paid or payable pursuant to this Agreement or otherwise, would subject Executive to the excise tax under Section 4999 of the Code, the amount of “parachute payments” (within the meaning of Section 280G of the Code) paid or payable pursuant to this Agreement (the “Agreement Payments”) shall be reduced to the greatest amount of Agreement Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code (the “Reduced Amount”) only if it is determined that Executive would be better-off, on a net after-tax basis, if the Agreement Payments were reduced to the Reduced Amount.  All determinations required to be made under this Section 10.5 shall be made by an independent accounting firm (the “Accounting Firm”), and all fees and expenses of the Accounting firm shall be borne solely by Company.  The Accounting Firm shall provide detailed supporting calculations to both the Company and Executive, and absent manifest error, shall be binding upon both parties

11. OTHER AGREEMENTS.  Executive represents and warrants to Company that:

(a) Executive has informed the Company in writing of any restrictions, agreements or understandings whatsoever to which Executive is a party or by which he is bound that could prevent or make unlawful Executive’s execution of this Agreement or Executive’s employment hereunder, or which could be inconsistent or in conflict with this Agreement or Executive’s employment hereunder, or could prevent, limit or impair in any way the performance by Executive of his obligations hereunder.

(b) Executive shall disclose the existence and terms of the restrictive covenants set forth in this Agreement to any employer by whom Executive may be employed during the Term (which employment is not hereby authorized) or during the Restricted Period as defined in the

Agreement Not to Compete by and between Executive and Company set forth in Section 9 hereof.

12. RECOUPMENT.  Notwithstanding any provision of this Agreement to the contrary, any incentive based compensation, or any other compensation, paid or payable to Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, order or stock exchange listing requirement, will be subject to such deductions and clawback (i.e., recovery) solely to the extent required to be made pursuant to law, government regulation, order or stock exchange listing requirement (or any policy of the Company adopted pursuant to, and consistent with, any such law, government regulation, order or stock exchange listing requirement).  Executive specifically authorizes the Company to withhold from his future wages or other compensatory amounts any amounts that may become due under this provision, whether such wages or other compensatory amounts are payable during or after the Term.

13. SURVIVAL OF PROVISIONS.  The provisions of this Agreement shall survive the termination of Executive’s employment hereunder and the payment of all amounts payable and delivery of all post-termination compensation and benefits pursuant to this Agreement incident to any such termination of employment.

14. SUCCESSORS AND ASSIGNS.  This Agreement shall inure to the benefit of and be binding upon Company and its successors or permitted assigns and Executive and his executors, administrators or heirs. The Company shall require any successor or successors expressly to assume the obligations of Company under this Agreement. The Company’s failure to obtain the agreement of any successor or assign to assume the obligations of this Agreement shall be considered “Good Reason” for purposes of Section 10.2(b). For purposes of this Agreement, the term “successor” shall include the ultimate parent corporation of any corporation involved in a merger, consolidation, or reorganization with or including the Company that results in the stockholders of Company immediately before such merger, consolidation or reorganization owning, directly or indirectly, immediately following such merger, consolidation or reorganization, securities of another corporation, regardless of whether any such merger, consolidation or reorganization is deemed to constitute a Change in Control for purposes of this Agreement. Executive may not assign any obligations or responsibilities under this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of Company. At any time prior to a Change in Control, Company may provide, without the prior written consent of Executive, that Executive shall be employed pursuant to this Agreement by any of its Affiliates or Company, and in such case all references herein to the “Company” shall be deemed to include any such entity, provided that (i) such action shall not relieve Company of its obligation to make or cause an Affiliate to make or provide for any payment to or on behalf of Executive pursuant to this Agreement, and (ii) Executive’s duties and responsibilities shall not be significantly diminished as a result thereof. The Board of Directors may not assign any or all of its responsibilities hereunder to any committee of the Board of Directors.

15. EXECUTIVE BENEFITS. This Agreement shall not be construed to be in lieu of or to the exclusion of any other rights, benefits and privileges to which Executive may be entitled as an executive of Company under any retirement, pension, profit-sharing, insurance, hospitalization or other plans or benefits which may now be in effect or which may hereafter be adopted.

16. BOARD OF DIRECTORS SERVICE. Subject to re-election by a vote of stockholders, Executive shall continue to serve on the Board of Directors through the Term and shall tender his resignation from the Board of Directors upon expiration of the Term, or upon any earlier termination of his employment, which resignation may or may not be accepted.

17. NOTICES. All notices required to be given to any of the parties of this Agreement shall be in writing and shall be deemed to have been sufficiently given, subject to the further provisions of this Section 16, for all purposes when presented personally to such party, or sent by facsimile transmission, any national overnight delivery service, or certified or registered mail, to such party at its address set forth below:

(a) If to Executive:

George Babich, Jr.
3 Woodford Lane
Malvern, PA  19355-2801

With a copy to:

Robert J. Lichtenstein, Esquire
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA  19103-2921

(b) If to Company:

Checkpoint Systems, Inc.

101 Wolf Drive

Thorofare, NJ  08086

Attn:  Vice President and General Counsel

With a copy to:

Checkpoint Systems, Inc.
101 Wolf Drive
Thorofare, NJ  08086
Attn:  Chairman of the Board of Directors

Such notice shall be deemed to be received when delivered if delivered personally, upon electronic or other confirmation of receipt if delivered by facsimile transmission, the next business day after the date sent if sent by a national overnight delivery service, or three (3) business days after the date mailed if mailed by certified or registered mail. Any notice of any change in such address shall also be given in the manner set forth above. Whenever the giving of notice is required, the giving of such notice may be waived in writing by the party entitled to receive such notice.

18. ENTIRE AGREEMENT; AMENDMENTS.  This Agreement and any other documents, instruments or other writings delivered or to be delivered in connection with this Agreement as specified herein constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, understandings, and negotiations, whether written or oral, with respect to the terms of Executive’s employment by Company.  This Agreement may be amended or modified only by a written instrument signed by all parties hereto.

19. WAIVER. The waiver of the breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other or subsequent breach of this Agreement.

20. GOVERNING LAW.  This Agreement shall be governed and construed as to its validity, interpretation and effect by the laws of the Commonwealth of Pennsylvania.

21. SEVERABILITY.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such provisions, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

22. SECTION HEADINGS.  The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

23. COUNTERPARTS.  This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same instrument.

24. SPECIFIC ENFORCEMENT.  Executive acknowledges that the restrictions contained in Sections 8 and 9 hereof are reasonable and necessary to protect the legitimate interests of Company and its Affiliates and that Company would not have entered into this Agreement in the absence of such restrictions. Executive also acknowledges that any breach by him of Sections 8 or 9 hereof will cause continuing and irreparable injury to Company for which monetary damages would not be an adequate remedy. Executive shall not, in any action or proceeding by Company to enforce Sections 8 or 9 of this Agreement, assert the claim or defense that an adequate remedy at law exists. In the event of such breach by Executive, Company shall have the right to enforce the provisions of Sections 8 and 9 of this Agreement by seeking injunctive or other relief in any court, and this Agreement shall not in any way limit remedies at law or in equity otherwise available to Company. In the event that the provisions of Sections 8 or 9 hereof should ever be adjudicated to exceed the time, geographic, or other limitations permitted by applicable law in any applicable jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, or other limitations permitted by applicable law.

25. ARBITRATION.  Any dispute or claim other than those referred to in Section 23, arising out of or relating to this Agreement or otherwise relating to the employment relationship between Executive and Company (including but not limited to any claims under Title VII of the Civil Rights Act of 1964, as amended; the Americans with Disabilities Act; the Age

Discrimination in Employment Act; the Family Medical Leave Act; and the Employee Income Retirement Security Act) shall be submitted to Arbitration, in Philadelphia County, Commonwealth of Pennsylvania, and except as otherwise provided in this Agreement shall be conducted in accordance with the rules of, but not under the auspices of, the American Arbitration Association. The arbitration shall be conducted before an arbitration tribunal comprised of three individuals, one selected by Company, one selected by Executive, and the third selected by the first two. The parties and the arbitrators selected by them shall use their best efforts to reach agreement on the identity of the tribunal within ten (10) business days of either party to this Agreement submitting to the other party a written demand for arbitration. The proceedings before the tribunal shall take place within twenty (20) business days of the selection thereof. Executive and Company agree that such arbitration will be confidential and no details, descriptions, settlements or other facts concerning such arbitration shall be disclosed or released to any third party without the specific written consent of the other party, unless required by law or court order or in connection with enforcement of any decision in such arbitration. The parties shall equally divide the costs of the arbitrators, and, subject to Section 12, each party shall bear his or its attorneys’ fees and other costs, except that the arbitrators may specifically direct one party to bear a greater portion or the entire cost of the arbitration, including all attorneys fees, if the arbitrators determine that such party acted in bad faith.

26. INDEMNIFICATION.  During the Term and thereafter, the Company agrees to indemnify and hold the Executive harmless in connection with actual, potential or threatened actions or investigations related to Executive’s services for or employment by the Company and/or its subsidiaries in the same manner as other officers and directors to the extent provided in the Company’s by-laws and to be covered by D&O insurance to the maximum extent, and length, of coverage of any other officer or director of the Company during his employment with the Company and thereafter as in effect as of the date of termination of employment.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the day and year first written above.

Company Name

By:	/s/ Steven N. David
Name: Steven N. David
Title: [For Checkpoint and the Chairman of the Board]

By:	/s/ George Babich, Jr.
Name: George Babich, Jr.